Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--February 25, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $4.6 million ($.32 diluted EPS) on revenue of $70.8 million for its fourth quarter ended December 31, 2009, compared to net income of $874,000 ($.06 diluted EPS) on revenue of $86.2 million for the fourth quarter ended December 31, 2008. Net income for the twelve months ended December 31 2009 was $20.8 million ($1.44 diluted EPS) on revenue of $311.5 million, compared to the net income of $29.0 million ($2.02 diluted EPS) on revenue of $420.5 million for the twelve months ended December 31, 2008.

The company had a revenue backlog of $136.8 million and a labor backlog of approximately 1.5 million man-hours remaining to work, which consist of work remaining at December 31, 2009 and commitments received through February 25, 2010.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	December 31,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$ 8,751	$ 13,839
Total current assets	114,129	136,380
Property, plant and equipment, at cost,net	200,459	204,695
Total assets	333,430	349,270
Total current liabilities	33,628	73,320
Debt	0	0
Shareholders' equity	273,801	254,207
Total liabilities and shareholders' equity	333,430	349,270

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, February 26, 2010, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended December 31, 2009. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.811.5445. A digital rebroadcast of the call is available two hours after the call and ending March 5, 2010 by dialing 1.888.203.1112, replay passcode: 2174197.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs, FPSOs, MinDOCs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, brown water towboats, lift boats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, dry dock and marine repair services, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue	$ 70,766	$ 86,198	$ 311,529	$ 420,507
Cost of revenue	62,616	83,465	272,064	368,211
Gross profit	8,150	2,733	39,465	52,296
General and administrative expenses	2,010	2,112	8,257	9,451
Operating income	6,140	621	31,208	42,845

Other income (expense):
Interest expense	(19)	(10)	(77)	(41)
Interest income	962	26	1,063	213
Other	(59)	-	(55)	(97)
	884	16	931	75

Income before income taxes	7,024	637	32,139	42,920

Income taxes	2,419	(237)	11,335	13,898

Net income	$ 4,605	$ 874	$ 20,804	$ 29,022

Per share data (a):
Basic earnings (loss) per share - common shareholders	$ 0.32	$ 0.06	$ 1.44	$ 2.03
Diluted earnings (loss) per share - common shareholders	$ 0.32	$ 0.06	$ 1.44	$ 2.02

Weighted-average shares	14,297	14,282	14,294	14,258
Effect of dilutive securities: employee stock options	12	2	1	34
Adjusted weighted-average shares	14,309	14,284	14,295	14,292

Depreciation and amortization included in expense above	$ 4,748	$ 4,444	$ 18,512	$ 17,489

Cash dividend declared per common share	$ 0.01	$ 0.10	$ 0.13	$ 0.40

(a) - Basic earnings per share for the twelve-month periods ended December 31, 2009 and 2008 have been reduced by $0.02 and $0.01 per share, respectively, as a result of adopting standards contained in ASC 260-10-45-61A effective January 1, 2009.

Diluted earnings per share for the twelve-month periods ended December 31, 2009 and 2008 have both been reduced by $0.01 per share as the result of the same standards.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer